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EXHIBIT 3.3
     CERTIFICATE OF AMENDMENT OF THE ARTICLES OF INCORPORATION
                    (After Issuance of Stock)

               Filed by:      The Corporation Trust Company of
                              Nevada One East First Street,
                              Suite 1411, Reno, Nevada

                  TRANS NEW ZEALAND OIL COMPANY

     We, the undersigned President and Secretary of TRANS NEW
ZEALAND OIL COMPANY do hereby certify:

     That the shareholders in general meeting and the board of directors of said corporation at a meeting duly convened, both held on July 22, 1998 adopted a resolution to amend the original articles as follows:

     Article First is hereby amended to read as follows:

               "The name of the  is AMG OIL LTD."

The number of share of the company corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 12,500,000; that the said amendment has been cosented to and approved by a majority votes of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


/s/ RONALD BERTUZZI, President

/s/ MARK KATSUMATA, SECRETARY

Province of British Columbia
County of Vancouver

On July 22, 1998 personally appeared before me, a Notary Public,
Ronald Bertuzzi and MARK Katsumata, who acknowledged do they executed the above instrument.


BERNHARD ZINKHOFER, a Notary Public          Notary Seal
in and for the province of British Columbia